UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2018

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 301 N. Canon Drive, Suite 305 Beverly Hills, CA (Address of principal executive offices)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number) 90210 (Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

_________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2018, Genius Brands International, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Robert Denton to serve as the Company’s Chief Financial Officer, effective as of April 18, 2018 (the “Effective Date”). This follows the previously announced resignation of Rebecca D. Hershinger, whom Mr. Denton will replace as the Company’s Chief Financial Officer.

Mr. Denton served as the Chief Financial Officer of Atlys, Inc. a next-gen media technology company from 2011 to 2018. He has over 30 years of experience as a financial executive, specifically in the entertainment industry. He began his career in 1982 with Ernst & Young handling filings with the Securities and Exchange Commission, including initial public offerings. He left Ernst & Young in 1990 to work as Vice President and Chief Accounting Officer for LIVE Entertainment, Inc. In 1996, LIVE was acquired by Artisan Entertainment, Inc., and, in December 2000, Mr. Denton was promoted to Executive Vice President of Finance and CAO. Mr. Denton also served as the COO of Artisan Home Entertainment, where he directed all financial reporting, budgeting and forecasting, manufacturing and distribution of the Home Entertainment Division. Mr. Denton left Artisan at the end of 2003 and joined DIC Entertainment Corporation to serve as their Chief Financial Officer. At DIC, he directed the three-year financial audit, due diligence and preparation of Admission Documents, and he was responsible for all monthly financial reporting to the Board of Directors as well as the semi-annual reporting to the AIM Exchange of the London Stock Exchange. Mr. Denton left DIC in February 2009 after completing the acquisition and transition of DIC to the Cookie Jar Company. Mr. Denton served as the Chief Financial Officer of Gold Circle Films from 2009 to 2011. From 2009 to 2014, Mr. Denton also owned and operated three Assisted Living Facilities for the Elderly, to help better care for his mother. Mr. Denton is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Pursuant to the Employment Agreement, Mr. Denton will commence his employment with the Company on the Effective Date as its Chief Financial Officer with an annual base salary of $225,000. The Employment Agreement is for a term of two years, with an option for a one year extension subject to the written agreement of the parties (the “Term”). Following the end of each fiscal year, prorated for any period of service less than one year, and subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), Mr. Denton is eligible to receive a discretionary bonus for such fiscal year, which shall be determined by the Company based on Mr. Denton’s performance, the performance of the Company and any such other criteria as the Compensation Committee may consider in its sole discretion.

In connection with Mr. Denton’s execution of the Employment Agreement, it is required that Mr. Denton relocate to the Los Angeles, California area and perform his duties from the Company’s executive offices in Beverly Hills, California. The Company agreed that it will pay for directly or reimburse Mr. Denton for the reasonable out of pocket costs of Mr. Denton’s relocation from Salt Lake City, Utah to the Los Angeles, California area of up to $15,000. In addition, the Company will reimburse Mr. Denton for travel related to house-hunting and similar pre-relocation matters up to a maximum of $5,000, and for reasonable living expenses for up to $5,000 per month for reasonable living expenses incurred once relocated to Los Angeles and prior to moving into permanent accommodations, if necessary, up to a maximum of six months.

Mr. Denton’s employment may be terminated either (i) upon the end of the Term, (ii) at any time by the Company for “Cause” (as defined in the Employment Agreement) or (iii) upon an event of retirement, death or disability. Upon the termination or expiration of Mr. Denton’s employment with the Company and for a period of three years thereafter, certain amounts paid to Mr. Denton, including any discretionary bonus and stock based compensation, but excluding his base salary and reimbursement of certain expenses, will be subject to the Company’s clawback right upon the occurrence of certain events which are adverse to the Company, including a restatement of financial statements.

Under the Employment Agreement, Mr. Denton is also subject to confidentiality, non-competition and non-solicitation provisions and has agreed not to compete with the Company during the term of his employment and for a period of twelve months following the termination of his employment.

2

The foregoing description of the Employment Agreement is a summary of the material terms thereof and is qualified in its entirety by the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

There are no transactions to which the Company is a party and in which Mr. Denton has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Denton has not previously held any positions with the Company and has no family relationship with any directors or executive officers of the Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement, effective as of April 18, 2018, by and between Genius Brands International, Inc. and Robert Denton

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: April 4, 2018	By: /s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer